Exhibit (c)(iii)
Investment Banking DRAFT FOR DISCUSSION PURPOSES ONLY 5&2 Studios: Discussion Materials Goldman Sachs & Co. LLC November 20, 2025

Investment Banking | 2 DRAFT FOR DISCUSSION PURPOSES ONLY Current Proposal ◼ The founding shareholders are committed to taking the company private, so following the unsuccessful sale process, these shareholders elected to pursue a company-funded buyout of the public shareholders through a reverse stock split with a cash payment in lieu of issuing fractional shares to the public shareholders ◼ The company provided a written proposal offering $2.72 per Series B share (which they indicated implied an equity value of $56.125mm) ◼ However, after providing this proposal, certain of the founding shareholders which own ~15.3% also elected to sell their shares, resulting in ~60% of the total common shares being sold, and the transaction becoming a change of control ◼ In addition, the Company acknowledged its initial proposal was based on the assumption the Series B public shareholders would bear all transaction expenses and the expense of the restricted stock units being triggered upon change of control – However, through discussions with Goldman Sachs, the Company acknowledged this was incorrect and that all shareholders should bear these expenses ◼ As a result, the company verbally indicated its revised proposal was $2.81 per share reflecting the equal distribution across all shareholders of all the transaction expenses and cash payments triggered (note: no formal letter has been submitted to this effect) ◼ To finance this transaction, which would result in a total cash payment of ~$22m of cash to selling common shareholders and ~$10m to the restricted stock unit holders, the company intends to – Utilize a portion of the ~$10m of exiting cash on its balance sheet, and – Borrow against its future installment payments of ~$66mm which are paid upon delivery of Seasons 6 and 7 of The Chosen

Shareholder Proceeds Analysis

$ in millions, except per share value

DRAFT
FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

Build to Implied Share Price

Implied Enterprise Value	**$ 46.2**
(+) Cash & Cash Equivalents (Per Q3 Draft BS)	10.5
(-) Long-Term Lease Liabilities (Per Q3 Draft BS)	(0.5)
Implied Equity Value	**$ 56.1**
(-) Other Transaction Expenses (Per JD)	(5.0)
(-) W&P Interest Cash Bonus	(0.3)
(-) Phantom Units Payout	(7.8)
Value to Common Shareholders	**$ 43.0**
(/) FDSO	15.3
Implied Net Proceeds per Share	**$ 2.81**
Initial Offer Price	$ 2.72
Implied Share Price Premium to Initial Offer Price	*3.2 %*
Common Shares - Series A	7.0
Common Shares - Series B	5.6
Total Common Shares Outstanding	**12.5**
Phantom Shares Units	2.1
Writers and Producers Interest	0.7
Fully Diluted Shares Outstanding	**15.3**
Proceeds to Phantom Unit Holders	
Phantom Shares Units	2.1
Writers and Producers Interest	0.7
Total Phantom Unit Shares	**2.8**
Share Price	$ 2.81
Total Phantom Units Cash Settlement	**$ 7.8**
W&P Implied Cash Bonus	
Writer's and Producters Shares	0.7
Share Price	$ 2.81
Writers and Producers Cash Settlement	**$ 1.9**
W&P Interest Sale Bonus %	18.5%
W&P Implied Cash Bonus	**$ 0.3**

Proceeds to Selling Shareholders

Ricky Ray Shares	1.5
Stake Sold	100.0 %
Share Price	$ 2.81
Total Proceeds to Ricky Ray	**$ 4.1**
Earl Seals Shares	0.9
Stake Sold	100.0 %
Share Price	$ 2.81
Total Proceeds to Earl Seals	**$ 2.5**
Series B Shares	5.6
Stake Sold	100.0 %
Share Price	$ 2.81
Total Proceeds to Series B Shareholders	**$ 15.7**
Total Proceeds for Selling Shareholders	**$ 22.3**

Denotes shareholder group represented by Special Committee

Source: Letter to Directors and Company information

Investment Banking | 3

Investment Banking | 4 DRAFT FOR DISCUSSION PURPOSES ONLY $ in millions Overview of Financial Projections Source: 5&2 Studios historical view, 5&2 Studios projections prepared by its management on 06-Nov-2025 and approved for Goldman Sachs’ use by 5&2 Studios (“5&2 Studios projections”). 1 Indicates number of film / TV projects to be released in each year, including Seasons 5, 6 and 7 of The Chosen, Joseph, The Way, Jonathan and Jesus, Minno, & other projects 5&2 Management Projections 2022A 2023A 2024A LTM Q3 2025A Q4 2025E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E Production Services Revenue $ 34 $ 52 $ 68 $ 38 $ 145 $ 94 $ 67 $ 67 $ 138 $ 77 $ 66 $ 67 $ 138 $ 77 $ 66 Licensing and Distribution Revenue 5 15 32 $ 6 73 20 70 94 25 25 27 - 23 25 27 Consumer Products and Experiences Revenue 23 28 30 $ 9 25 39 37 38 33 36 37 38 34 31 32 Total Revenue $ 61 $ 94 $ 130 $ 202 $ 53 $ 242 $ 153 $ 174 $ 199 $ 196 $ 138 $ 129 $ 105 $ 195 $ 133 $ 125 % Growth 52.9% 38.5 % NA NA 86% (37)% 14% 14% (2)% (30)% (6)% (19)% 86% (32)% (6)% Production Services COGS $(28) $(44) $(57) $(34) $(130) $(76) $(61) $(56) $(120) $(64) $(60) $(56) $(120) $(64) $(60) Licensing and Distribution COGS (4) (11) (27) $(1) (57) (15) (58) (78) (18) (19) (20) - (17) (19) (20) Consumer Products and Experiences COGS (19) (20) (22) $(7) (19) (32) (28) (29) (25) (28) (28) (29) (25) (23) (24) Total COGS $(51) $(76) $(107) $(146) $(41) $(206) $(122) $(148) $(163) $(163) $(111) $(108) $(85) $(163) $(106) $(104) % of Revenue (84)% (81)% (82)% (72)% (78)% (85)% (80)% (85)% (82)% (83)% (80)% (84)% (81)% (84)% (80)% (83)% Production Services Gross Profit $ 5 $ 8 $ 10 $ 4 $ 14 $ 18 $ 6 $ 11 $ 18 $ 13 $ 6 $ 11 $ 18 $ 13 $ 6 Licensing and Distribution Gross Profit 1 3 5 5 16 5 12 15 7 6 7 - 6 6 7 Consumer Products and Experiences Gross Profit 3 7 8 3 6 7 9 9 8 8 8 8 8 8 8 Total Gross Profit $ 10 $ 18 $ 23 $ 56 $ 11 $ 36 $ 31 $ 27 $ 36 $ 33 $ 27 $ 21 $ 20 $ 32 $ 27 $ 21 % Margin 16% 19% 18% 28% 22% 15% 20% 15% 18% 17% 20% 16% 19% 16% 20% 17 % Production Services SG&A $(1) $(3) $(3) $(3) $(3) $(3) $(3) $(3) $(4) $(4) $(4) $(4) Licensing and Distribution SG&A - - - - - - - - - - - - Consumer Products and Experiences SG&A (1) (6) (6) (6) (6) (7) (7) (7) (7) (7) (7) (8) Segment SG&A $(2) $(9) $(9) $(9) $(10) $(10) $(10) $(10) $(11) $(11) $(11) $(12) % of Revenue (4)% (4)% (6)% (5)% (5)% (5)% (7)% (8)% (10)% (6)% (8)% (9)% Total Segment Income $ 9 $ 27 $ 22 $ 18 $ 26 $ 23 $ 17 $ 10 $ 9 $ 21 $ 16 $ 9 % Margin 18% 11% 14% 10% 13% 12% 12% 8% 9% 11% 12% 8 % Corporate SG&A $(17) $(23) $(26) $(6) $(24) $(19) $(20) $(20) $(19) $(16) $(15) $(14) $(13) $(12) $(12) % of Revenue (27)% (24)% (20)% (12)% (10)% (13)% (11)% (10)% (10)% (12)% (11)% (13)% (7)% (9)% (9)% % Growth 38% 14% (8)% (20)% 2% 2% (3)% (16)% (10)% (8)% (5)% (5)% (5)% Adj. EBITDA $(7) $(5) $(3) $(13) $ 3 $ 3 $ 3 $(2) $ 6 $ 4 $ 1 $(4) $(5) $ 8 $ 4 $(2) % Margin (11)% (5)% (2)% (6)% 5% 1% 2% (1)% 3% 2% 0% (3)% (4)% 4% 3% (2)% Memo: Project Releases 1 1 3 2 - 2 1 1 1 1 - 1 1 2 1 1 Historical 1

Investment Banking | 5 DRAFT FOR DISCUSSION PURPOSES ONLY Assumes Valuation Date of Sep 30, 2025 | 9.75 Year DCF | ($ in millions) Unlevered Free Cash Flow Source: 5&2 Studios projections prepared by its management on 06-Nov-2025 and approved for Goldman Sachs’ use by 5&2 Studios (“5&2 Studios projections”) Actuals 5&2 Management Estimates FYE 31-Dec LTM Q3 2025A 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E Terminal Year Revenue $ 202 $ 242 $ 153 $ 174 $ 199 $ 196 $ 138 $ 129 $ 105 $ 195 $ 133 $ 125 $ 139 % Growth (YoY) NA 86.3% (36.8)% 14.0% 14.0% (1.5)% (29.6)% (6.2)% (18.9)% 85.8% (31.8)% (6.2)% NM Adj. EBITDA $(13) $ 3 $ 3 $(2) $ 6 $ 4 $ 1 $(4) $(5) $ 8 $ 4 $(2) $ 1 % Margin (6.3)% 1.3% 1.7% (1.1)% 3.1% 2.0% 0.4% (3.3)% (4.4)% 4.2% 2.7% (1.8)% 0.4 % Total D&A $(20) $(8) $(3) $(2) $(2) $(2) $(2) $(2) $(2) $(2) $(2) % of Revenue (8.4)% (5.0)% (1.8)% (1.0)% (1.0)% (1.2)% (1.3)% (1.5)% (0.8)% (1.2)% (1.3)% Adj. EBIT $(23) $(12) $(8) $ 2 $ 1 $(2) $(7) $(7) $ 6 $ 1 $(5) % Margin (9.6)% (7.8)% (4.7)% 1.0% 0.4% (1.3)% (5.1)% (6.7)% 2.9% 0.9% (3.8)% Unlevered Free Cash Flow Q4 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E Terminal Year Adj. EBITDA $ 3 $ 3 $(2) $ 6 $ 4 $ 1 $(4) $(5) $ 8 $ 4 $(2) $ 1 (-) Cash Taxes - - - (0) (0) - - - - - - - (-) Capital Expenditures (3) (5) (1) (1) (5) (1) (1) (1) (1) (1) (1) - (-/+) Change in NWC 8 (4) 4 (2) (0) (3) 2 7 4 (0) (1) - (-) Non-recurring G&A (3) (4) (3) (2) (1) (1) (1) (1) (1) (1) (1) - (-) Creative Content Development (JV) - (3) (0) (0) (0) (0) - - - - - - (-/+) Cash Bonus Accrual Catch-up (3) - - - - - - - - - - - (-/+) Working Capital Hedge (3) 4 4 - - - - - - - - - Operating Free Cash Flow $(1) $(9) $ 3 $ 1 $(2) $(3) $(4) $ 1 $ 11 $ 2 $(4) $ 1 (+) Installment Payments - 22 44 - - - - - - - - - (-) Incremental Cash Taxes - - (5) - - - - - - - - - Unlevered Free Cash Flow $(1) $ 14 $ 41 $ 1 $(2) $(3) $(4) $ 1 $ 11 $ 2 $(4) $ 1

Investment Banking | 6 DRAFT FOR DISCUSSION PURPOSES ONLY Overview of Installment Payments Source: PwC, Management, Asset Purchase Agreement between The Chosen, Inc. and Come and See Foundation, Inc. (May 13, 2024), Production Services and Funding Agreement, by and between The Chosen, Inc. and Come and See Foundation, Inc. (June 13, 2024) ◼ In 2022, the Company executed a new agreement with CAS for a $145m financing arrangement. As part of this agreement, the Company sold the IP rights for the Series to CAS. CAS retained the non-profit rights but licensed back the Company 100% of the commercial rights. CAS also provided production funding through third-party donations ◼ In 2024, following Come and See Foundation (“CAS”)’s repurchase of the commercial rights to The Chosen, the Company entered into the current contractual arrangement with CAS whereby CAS purchased back the commercial rights for the Series in exchange for $246m made up of a combination of: – ~$159m in debt forgiveness, originating from $145mm financing arrangement executed in 2022 – $85m in future installment payments, and – ~$2m from Season 5-7 deferred revenue ◼ The installment payments are paid by CAS to the Company upon the full delivery of Seasons 5-7 – Delivery defined as all materials and elements created by Producer to enable Producer Parent’s to effect timely delivery to its distributors and subdistributors – Installment payments set to terminate following the completion and delivery of the final episode of Season 7 of The Chosen series ◼ The Company recognizes the following cash payments from 2025E: – $22m in Q1 2025 already received for the delivery for Season 5 of The Chosen – $22m in Q1 2026 upon delivery for Season 6 of The Chosen – $44m in Q1 2027 upon delivery of Season 7 of The Chosen

Investment Banking | 7 DRAFT FOR DISCUSSION PURPOSES ONLY Financial Analyses Illustrative Share Price Implied Enterprise Value Comments DCF $41 – 54 ◼ 9.75-year projections period (Q4 2025E – 2035E) ◼ Cost of capital: 9.0% – 19.0%, estimated from the minimum and maximum of the current cost of capital using specialty entertainment peers ◼ Terminal value based on perpetuity growth rates of (5.0)% – 5.0% Precedent Transactions $19 ◼ LTM EV / EBITDA multiple of 6.0 x based on most relevant precedent transaction, Lionsgate’s acquisition of eOne from Hasbro ◼ Based on 2025E Adj. EBITDA of $3.2mm Reference Only: Comparable Companies $40 - $48 ◼ Public Peers include: Disney, Lionsgate, UMG, and WMG with range based on FY2025 EV / EBITDA of Disney (12.5x) and UMG (14.9x) ◼ Based on 2025E Adj. EBITDA of $3.2mm $ 109 $ 166 $ 148 $ 109 $ 284 $ 262 $2.47 $ 2.89 Assumes Valuation Date of Sep 30, 2025 | ($ in millions) 5&2 Studios Financial Analyses Summary Source: 5&2 Studios projections, publicly available materials A $ 109 $ 166 $ 148 $ 109 $ 284 $ 262 $2.54 $3.25 $1.33 B C Original Proposal: $2.72 Revised Proposal: $2.81

Investment Banking | 8 DRAFT FOR DISCUSSION PURPOSES ONLY ($ in millions, except per-share data) Analysis at Various Prices Source: Letter to Directors and Company information Original Proposal Revised Proposal Illustrative Share Price $ 2.70 $ 2.72 $ 2.75 $ 2.80 $ 2.81 $ 2.85 $ 2.90 $ 2.95 $ 3.00 $ 3.05 $ 3.10 (*) FDSO 15.3 15.3 15.3 15.3 15.3 15.3 15.3 15.3 15.3 15.3 15.3 Implied Net Proceeds for Shareholders $41.3 $41.7 $42.1 $42.9 $43.0 $43.6 $44.4 $45.2 $45.9 $46.7 $47.5 (+) Phantom Shares Payout 7.5 7.6 7.6 7.8 7.8 7.9 8.1 8.2 8.3 8.5 8.6 (+) W&P Interest Cash Bonus 0.3 0.3 0.3 0.3 0.3 0.3 0.4 0.4 0.4 0.4 0.4 Implied Fully Diluted Equity (Before Expenses) $49.2 $49.5 $50.1 $51.0 $51.1 $51.9 $52.8 $53.7 $54.6 $55.6 $56.5 (+) Other Transaction Expenses 5.0 5.0 5.0 5.0 5.0 5.0 5.0 5.0 5.0 5.0 5.0 Implied Equity Value $54.2 $54.5 $55.1 $56.0 $56.1 $56.9 $57.8 $58.7 $59.6 $60.6 $61.5 (-) Cash & Cash Equivalents (10.5) (10.5) (10.5) (10.5) (10.5) (10.5) (10.5) (10.5) (10.5) (10.5) (10.5) (+) Long-Term Lease Liabilities 0.5 0.0 0.5 0.5 0.5 0.5 0.5 0.5 0.5 0.5 0.5 Implied Enterprise Value $44.2 $44.0 $45.1 $46.0 $46.2 $47.0 $47.9 $48.8 $49.7 $50.6 $51.5 (/) Adj. EBITDA 3.2 3.2 3.2 3.2 3.2 3.2 3.2 3.2 3.2 3.2 3.2 Implied 2025 EV / EBITDA 13.8 x 13.8 x 14.1 x 14.4 x 14.4 x 14.7 x 15.0 x 15.2 x 15.5 x 15.8 x 16.1 x

Investment Banking | 9 DRAFT FOR DISCUSSION PURPOSES ONLY Assumes Valuation Date of Sep 30, 2025 | 9.75 Year DCF | ($ in millions) Illustrative DCF Analysis Source: 5&2 Studios projections, FactSet data as of 11-Nov-2025 A Implied Enterprise Value Implied Share Price Perpetuity Growth Rate Perpetuity Growth Rate (5.0)% 0.0% 5.0% (5.0)% 0.0% 5.0% 9.0% $ 49 $ 50 $ 54 9.0% $ 2.96 $ 3.02 $ 3.25 14.0% 45 45 46 14.0% 2.72 2.74 2.79 19.0% 41 41 42 19.0% 2.54 2.55 2.56 % of Enterprise Value in Terminal Value Implied LTM EBITDA Exit Multiple Perpetuity Growth Rate Perpetuity Growth Rate (5.0)% 0.0% 5.0% (5.0)% 0.0% 5.0% 9.0% 3.7% 5.9% 12.9% 9.0% 6.8 x 11.1 x 26.3 x 14.0% 1.9% 2.7% 4.4% 14.0% 5.0 7.1 11.7 19.0% 1.1% 1.4% 2.0% 19.0% 4.0 5.3 7.5 Illustrative WACC Illustrative WACC Illustrative WACC Illustrative WACC

B Select Precedent Transaction

EV/EBITDA LTM Multiples | ($ in millions)

DRAFT
FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

Sale of eOne Film & TV Business to Lionsgate from Hasbro for ~$500mm in December 2023

Transaction Overview & Relevance

- Lionsgate acquired eOne from Hasbro for $523.1mm in Dec-2023
  - $373.1mm in cash and $150mm in debt
- Acquisition adds over 6,500 titles to Lionsgate's library, including *Yellowjackets*, *The Rookie*, and *Monopoly* development rights
- Supported Lionsgate's spin-off of its studio business into Lionsgate Studios
- Expanded Lionsgate's global footprint in the UK and Canada and strengthens both scripted and unscripted production through key broadcaster partnerships
- **Transaction chosen for its relevance as eOne is solely a film & TV business with an extensive content library of non-Hasbro-owned IP, comparable to the sale of 5&2 Studios as a film & TV business centered solely around the distribution of non-5&2-owned IP**

Select Metrics

$523M

eOne EV

6.0 x

EV / LTM EBITDA

eOne Overview

- Global content studio specializing in film, TV, and music production and distribution based in Canada
- Now operates under Lionsgate Studios as part of Lionsgate Films and Lionsgate Television divisions
- Focused on developing and bringing to worldwide markets the best content across all media, including scripted, unscripted, and podcasts with extensive scale and a deep commitment to high-quality entertainment

Lionsgate Overview

- Leading global entertainment company with operations across film, television, and streaming, driven by studio's bold and entrepreneurial culture
- Owns a 20,000+ title film and TV library, including franchises like John Wick, The Hunger Games, and Twilight
- Operates Lionsgate Studios, Lionsgate Films, Lionsgate Television, and Lionsgate Alternative Television

Source: Publicly available information, press releases, public filings

Investment Banking | 10

Investment Banking | 11 DRAFT FOR DISCUSSION PURPOSES ONLY ($ in billions) Common Share Comparison Source: Factset, market data as of 11-Nov-2025, Company financials Note: Financials calendarized to 31-Dec fiscal year end. 5&2 Studios projections prepared by its management and approved for Goldman Sachs’ use by 5&2 Studios (“5&2 Studios projections”). 5&2 Studios 2025E Revenue and Adj. EBITDA are PF for the removal of Angel Studios and new CAS contract. C EV / Revenue EV / EBITDA Revenue Growth EBITDA Margin EBITDA CAGR EBITDA - Capex EBITDA - Capex Company Name FY2025 FY2026 NTM FY2025 FY2026 NTM YoY '23 -'25 FY2025 FY2026 25-'27 FY2025 FY2026 5&2 (0)% (15)% 1% 2 % NA 10% 3 % Pure Play Content Disney 114.85 93 $ 209 $ 251 2.6 x 2.5 x 2.5 x 12.5 x 11.3 x 11.4 x 3% 5% 21% 22% 10% 60% 63 % Lionsgate 6.85 75 $ 2 $ 4 1.4 1.3 1.3 14.7 11.8 12.4 100 7 10 11 15 95 96 UMG 22.56 67 $ 41 $ 48 3.4 3.2 3.2 14.9 13.6 13.8 6 7 23 23 10 93 93 WMG 30.42 84 $ 16 $ 20 3.0 2.9 2.9 13.7 12.1 12.3 5 4 22 24 2 90 92 Mean 2.6 x 2.4 x 2.5 x 14.0 x 12.2 x 12.5 x 29% 6% 19% 20% 9% 85% 86 % Median 2.8 x 2.7 x 2.7 x 14.2 x 12.0 x 12.3 x 6% 6% 21% 22% 10% 92% 93 % Closing Price % of 52-Week High Fully Diluted Equity Value Enterprise Value

Investment Banking DRAFT FOR DISCUSSION PURPOSES ONLY Appendix A: Additional Company Detail

History of 5&2 Studios

DRAFT
FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

- 5&2 Studios has a longstanding relationship with a non-profit entity Come and See Foundation, Inc. ("CAS") that has been mandated to develop and produce faith-based content
- 5&2 produces content, while CAS owns the IP for select shows and fully finances production: *The Chosen, The Chosen in the Wild with Bear Grylls, Book of Moses,* and *The Way*

2017

Founded to create and produce *The Chosen* through "fan-funded" efforts where $11M was raised through Angel Studios in 2018

2022

Original License Agreement with Angel Studios
- 25% of all Gross video-on-demand ("VOD") receipts go to marketing
- The Company is guaranteed at least 40% of net VOD profits
- The Company receives 70% or Net Physical Media and Other Physical Goods-Profits
- The Company may receive a Portion of revenue called the Angel Bonus

Entered into the 2022 License Agreement with Angel Studios
Company entitled to:
- 50% of Angel Studios' revenues (Angel App)
- 60% of box office sales (Fathom Events)
- 60% of revenue from existing distribution licenses

Company owes Angel Studios:
- 2.5% of the Company's Adjusted Gross Revenues
- 10% of revenue derived from *The Chosen* brand or related marks

Entered into Contribution Funding and Production Agreement, handing non-profit license of *The Chosen* to Come and See Foundation, Inc. ("CAS")
- The Company secured $150M from CAS for production funding
- The company received $4.5M in exchange for the non-profit license (NFP) rights to *The Chosen* IP
- The Company will pay CAS a 5% royalty on revenue from commercial use of *The Chosen*'s IP
- The Company will receive 90% of voluntary donations made to *The Chosen* through CAS indefinitely

Contribution Agreement is Amended (First Amendment)
- Amendment to provide the remaining of the Production Funding as stated in Original CAS Agreement

2023

Entered into License Agreement with Lionsgate Entertainment Company ("Lionsgate")
- Granted Lionsgate the rights to distribute and exploit the Series, including future seasons, across various platforms such as television, SVOD, VOD and more
- Company retains merchandising, soundtrack, and several ancillary rights, while Lionsgate is responsible for distribution expenses, residual payments, and adhering to delivery requirements
- 15% Distribution Fees
- Distribution Expenses incurred by Lionsgate

License Agreement with Angel Studios (signed in 2022) terminated

Contribution Agreement is Amended (Second Amendment)
- CAS retains 100% of donations, with none going to the Company
- CAS agreed to a revised purchase price for the NFP Rights

2024

Sold rights to *The Chosen* to CAS for ~$245mm comprised of ~$160mm in loan forgiveness and $85mm in installment payments
- IP rights sold to CAS for fixed consideration
- The Company earns a production services fee based on each season's budget plus 20%
- CAS receives a 75% royalty on gross receipts from out-licensing and theatrical releases, atter collection and marketing costs
- CAS gets a 10% royalty on gross receipts from Ancillary Rights and Trademark use (e.g. merchandise, DVDs, Chosen Branded productions)
- CAS retains all proceeds from IP use in the not-for-profit market
- The Company receives a marketing reimbursement based on a waterfall approach

Distribution License and Marketing Services Agreement is Amended (First Amendment)
- Marketing recoupment now involves CAS reimbursing the Company quarterly based on an approved budget, replacing the waterfall process
- The CAS Commercial Royalty rate increased from 75% to 80%
- The Company can now recoup a portion of additional guild residuals from theatrical releases, aligning with actor residuals treatment
- The CAS Theatrical Royalty rate increased from 75% to 86%
- CAS to pay an additional reimbursement of $3M *The Chosen* App's development costs

Now

5&2 Studios no longer owns The Chosen *IP*

Source: Company materials

Investment Banking | 13

5&2 Studios Corporate Structure and Funding

DRAFT
FOR DISCUSSION PURPOSES ONLY

Goldman Sachs


THE CHOSEN
The Chosen

33 *Episodes[5]* | Q2 '25 *S5 Release*


BOOK OF
MOSES
Book of Moses

8 *Episodes* | Q4 '29 *S1 Release*


The
CHOSEN
IN THE WILD
The Chosen in the Wild

4 *Episodes* | Q3 '25 *S5 Release*


THE
WAY
The Way

8 *Episodes* | 2032+ *S1 Release*

Come and See Foundation (CAS)

Distribute Net Proceeds

Fund CAS Productions

Dallas Jenkins Control / Founders

Minority Shareholders *(Represented by Special Committee)*

5&2 Studios, Inc.

- Content Studio -> Service Provider to CAS and third-party projects
- Merchandise
- Live
- Physical Studio

Distribution

Amazon Contract for *The Chosen*

Lionsgate — Licensing & Distribution

Fathom — Theatrical Distribution

The Chosen App[4]

[1] *Includes select titles for which contractual output agreements are in-process of execution.* [2] *Includes theatrical releases for* The Chosen *S6 and S7.* [3] *Includes theatrical releases of previously produced TV episodes of* The Chosen. [4] *Related to CAS.* [5] *As of the completion of Season 4.*

Investment Banking | 14

Evolution of 5&2 Studios Equity Capitalization

DRAFT
FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

Event Date	Shareholder Group: Founders Shareholders	Shareholder Group: Public Shareholders
1 Issuance (June 2018)	■ Reg A Offering of 13,900,000 Common Units ■ 5 Total Shareholders (Dallas Jenkins, Derral Eves, Ricky Ray Butler, Earl Seals, Matthew Faraci) ■ $1.00 Issuance Price per Share	■ Offered and Raised 11,190,030 Class A Preferred Units from ~16,000 Total Shareholders through Reg A Offering ■ $1.00 Issuance Price per Share
2 Delaware Conversion (November 2022)	■ 1:2 Conversion of Common Units to Series A ■ 6,950,000 Total Series A Common Shares ■ 4 Total Shareholders (Dallas Jenkins, Derral Eves, Ricky Ray Butler, Earl Seals) ■ $2.00 Per Share Basis	■ 1:2 Conversion of Class A Preferred Units to Series A Preferred ■ 5,595,015 Total Series A Preferred Shares ■ ~16,000 Total Shareholders ■ $2.00 Per Share Basis
3 Class A Conversion (November 2022 – December 2024)	■ Each Series A Share Has 10 Votes ■ 6,950,000 Total Series A Common Shares as of Q1 2025 ■ 4 Total Shareholders (Dallas Jenkins, Derral Eves, Ricky Ray Butler, Earl Seals) ■ $2.00 Per Share Basis	■ All Series A Preferred Unit Holders Received a Dividend of $2.40 / Share ■ All Series A Preferred Unit Holders Have Converted to Series B Common ■ Each Series B Share Has 1 Vote ■ 5,585,229 Total Series B Common Shares as of Q1 2025 ■ ~16,000 Total Shareholders ■ $2.00 Per Share Basis, less dividend of $2.40 per share = $(0.40) Per Share Basis

Source: Company filings

Investment Banking | 15

Investment Banking | 16 DRAFT FOR DISCUSSION PURPOSES ONLY Reg A Offering Details ◼ A Regulation A (“Reg A”) Offering is an exemption from registration with the SEC that allows companies to raise capital from the public, including both accredited and non-accredited investors, through the sale of securities ◼ As part of The Chosen, LLC’s initial Reg A filing in June 2018, up to 13,000,000 shares were offered at $1 per share to public shareholders as Class A Preferred Units ◼ Purchasers of Class A Preferred Units (“Preferred Units”), offered to public shareholders, will become Members of the Company ◼ The Units offered are a membership interest of preferred equity – as such, the Company must make distributions, pro rata amongst the holders of the Preferred Units, equal to 120% of the purchase price of the Units before the holders of the Common Units (Founders) will receive any distributions ◼ With the exception of distributions, the Class A Preferred Units will hold no other preference in any respect, whether economic, voting or otherwise, to the Common Units ◼ Holders of the Class A Preferred Units (public shareholders) and Common Units (Founders’ shareholders) will vote collectively on all matters ◼ Each Membership Unit will receive 1 vote ◼ The Class A Preferred Units are freely transferrable, subject to any restrictions imposed by applicable securities laws and regulations, should Preferred Units holders want to transfer any units Key Terms for Securities Offered to Public Shareholders ◼ A Reg A offering is an exemption from registration for public offerings, eligible to companies organized in and with their principal place of business in the US or Canada ◼ Reg A includes two offering tiers: – Tier 1: For offerings up to $20 million in a 12-month period – Tier 2: For offerings up to $75 million in a 12-month period (applicable to The Chosen, LLC) ◼ Tier 2 issuers are required to include audited financial statements in their offering documents and to file annual, semiannual, and current reports with the Commission on an ongoing basis ◼ With the exception of securities that will be listed on a national securities exchange upon qualification, purchasers in Tier 2 offerings must either be accredited investors or be subject to certain limitations on their investment – Non-accredited investors can purchase in a Tier 2 offering to no more than the greater of (a) 10% of the greater of annual income or net worth (for natural person) or (b) 10% of the greater of annual revenue or net assets for such purchaser’s most recently completed fiscal year (for non-natural persons) Reg A Offering

Investment Banking | 17 DRAFT FOR DISCUSSION PURPOSES ONLY Shareholders Class Shares Percentage of Total Dallas Jenkins Series A 3,269,273 21.3 % Derral Eves Series A 1,334,393 8.7 Ricky Ray Butler Series A 1,467,833 9.6 Earl Seals Series A 878,501 5.7 Top 20 Crowd Series B 745,550 4.9 Remaining Crowd Series B 4,839,679 31.6 Total Common Shares 12,535,229 81.9 % W&P Incentives Phantom Units 660,000 4.3 Other Phantom Shares 2,119,000 13.8 Total Fully Diluted Shares 15,314,229 100.0 % Overview of Shareholder Base Source: Company materials Denotes shareholder group represented by Special Committee

Investment Banking DRAFT FOR DISCUSSION PURPOSES ONLY Appendix B: Illustrative WACC Analysis Detail

Investment Banking | 19 DRAFT FOR DISCUSSION PURPOSES ONLY Illustrative 5&2 Studios WACC Analysis Source: Wall Street research, Duff & Phelps, Axioma, Company filings; market data as of 11-Nov-2025 WACC Calculation Relevant Comparable Companies WACC Sensitivity Cost of Equity Risk-Free Rate 4.7% 30Y US Treasury w / 20Y Maturity Equity Beta 1.45 Historical beta rounded from peers Equity Risk Premium 6.1 % Kroll US historical equity risk premium Cost of Equity 13.5 % Cost of Debt Pre-Tax Cost of Debt 0.0 % Per Management Marginal Tax Rate 21.0 % Corporate tax rate in USA Cost of Debt 0.0 % Debt / Capital 0.0 % Per Management WACC 13.5 % Company IFRS Debt ($mm) Market Cap ($mm) Debt / Cap Current Historical Beta 3Y Median 2Y Median 1Y Median 6M Median Min Max GAIA-US 6 109 5% 1.06 0.80 0.68 0.87 0.91 0.13 1.18 LiveOne 16 571 3% 2.32 1.30 1.24 1.92 2.17 0.94 2.32 CuriosityStream 5 217 2% 0.82 1.82 1.59 1.21 1.07 0.76 2.36 fuboTV 326 5,019 6% 0.74 2.44 1.75 1.32 1.20 0.74 2.82 Median 4% 0.94 1.56 1.42 1.26 1.14 0.75 2.34 Equity Beta | Assumes 0% Debt 0.75 1.45 2.30 9.3% 13.5% 18.7%

Investment Banking | 20 DRAFT FOR DISCUSSION PURPOSES ONLY 1.06 2.32 0.82 0.74 0 0.50 1.00 1.50 2.00 2.50 3.00 Nov-2022 May-2023 Nov-2023 May-2024 Nov-2024 May-2025 Nov-2025 Beta Gaia LiveOne CuriosityStream FuboTV Historical Peer Betas Over Time Source: Axioma, Company filings; market data as of 11-Nov-2025 Denotes beta used in WACC build 1.45

Investment Banking DRAFT FOR DISCUSSION PURPOSES ONLY Appendix C: Detailed Financial Supplements

Pro Forma Adjusted Revenue and EBITDA

DRAFT
FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

$ in 000s	FY22	FY23	FY24	LTM Jun'25
Revenue, Reported	**$ 30,532**	**$ 80,929**	**$ 159,336**	**$ 198,230**
Diligence Adjustments	**242**	**–**	**–**	**(100)**
Revenue, Diligence Adjusted	**30,774**	**80,929**	**159,336**	**198,130**
Pro Forma Adjustments	**30,588**	**12,877**	**(29,462)**	**(41,555)**
Revenue, Pro Forma Adjusted	**61,362**	**93,806**	**129,874**	**156,575**
Cash Consideration Adjustment	**–**	**–**	**–**	**21,250**
Revenue, Cash Consideration Adjusted	**61,362**	**93,806**	**129,874**	**177,825**
EBITDA, Reported	**403**	**(1,707)**	**(3,613)**	**2,464**
As a % of Reported Revenue	*1.3 %*	*(2.1)%*	*(2.3)%*	*1.2 %*
Diligence Adjustments				
1. Non-Recurring Professional Services Expenses	–	5,190	13,128	9,360
2. Abandoned Israel Project	–	1,425	195	195
3. One-Time Merch Mailer Campaign	–	1,166	–	–
4. Board Related Expenses	–	460	654	621
5. Inventory Reserve Normalization	- NQ	–	–	–
6. Out-of-Period Angel Arbitration Receipts	–	–	(252)	–
7. OOP Revenue and Expenses for 2021 Christmas Special	1,082	–	(242)	(242)
8. The Chosen App Costs	–	917	2,100	416
9. Gain on Sale to CAS	–	–	(13,022)	–
10. Gain / Loss on Asset Disposition	–	60	(192)	(192)
11. Other Income / Expenses	–	(37)	(12)	(4)
12. One-Time Sponsorship Income	–	–	–	(100)
13. The Chosen Adventures Impairment Loss	–	–	–	10,496
14. JV Film Development Cost	–	–	–	424
15. One-Time Sign On Bonus	–	–	–	1,000
16. Writer Royalty Expense Normalization	289	278	–	–
17. One-Time Warehouse Moving Expenses	507	127	331	930
18. Stolen Inventory	–	–	–	144
19. Inventory Donation	–	–	8,110	8,110
Diligence Adjustments (+/- NQ)	**1,878**	**9,587**	**10,798**	**31,160**
EBITDA, Diligence Adjusted (+/- NQ)	**2,281**	**7,880**	**7,185**	**33,624**
As a % of Diligence Adjusted Revenue	*7.4 %*	*9.7 %*	*4.5 %*	*17.0 %*
Pro Forma Adjustments (+/- NQ)	**(8,786)**	**(12,626)**	**(9,537)**	**(40,219)**
EBITDA, Pro Forma Adjusted (+/- NQ)	**(6,504)**	**(4,747)**	**(2,352)**	**(6,596)**
As a % of Pro Forma Adjusted Revenue	*(10.6)%*	*(5.1)%*	*(1.8)%*	*(4.2)%*

Source: Company historical financials, PwC

Investment Banking | 22

Adjusted Revenue Bridge

($ in millions)

DRAFT
FOR DISCUSSION PURPOSES ONLY

Goldman Sachs



PF Adjustments to Normalize for Removal of Angel Studios and New CAS Contract
Bridge Between 2024 and 2025
$159.3
1
$3.2
2
$(30.4)
3
$(2.3)
$129.9
4
$76.6
5
$40.3
6
$(4.7)
$242.0
2024A Revenue
Angel Studios
New CAS Agreement
Removal of ChosenCon
PF 2024A Revenue
Production Services
Licensing & Distribution
Consumer Products and Experiences
2025E Revenue

Commentary

1. Removes revenue associated with Angel Studios ($(1.6)mm) and normalizes revenue for amounts that would have been generated during the period but were not paid by Angel Studios ($4.8mm)
2. Rebases revenue as if it were earned per the terms of the CAS contract ($(0.4)mm) as well as removing the consideration related to the sale of IP per the terms of the contract ($(30.0)mm)
3. Removes ChosenCon-related revenue as management does not intend to host future events, and any such event would be covered under the CAS contract
4. Includes $64.3mm of Production services revenue attributed to *Joseph* & $80.2mm attributed to other remaining projects
5. Includes $25.6mm of theatrical revenue attributed to *Last Supper* & $45.1mm of streaming revenue attributed to *The Chosen*, *Holy Night*, *Jonathan and Jesus*, *Minno*, and other projects
6. Includes $24.9mm revenue attributed to merchandise, $0.1mm attributed to events

Source: Company historical financials, PwC, 5&2 Studios projections

Investment Banking | 23

Adjusted EBITDA Bridge

($ in millions)

DRAFT
FOR DISCUSSION PURPOSES ONLY

Goldman Sachs



PF Adjustments to Normalize for Removal of Angel Studios and New CAS Contract
Bridge Between 2024 and 2025
$(3.6)
$16.1
$(26.3)
$1.4
$10.1
$(2.3)
$ 0.8
$10.5
$(7.4)
$ 2.0
$3.2
1
2
3
4
5
6
7
8
2024A EBITDA
Removal of Angel Studios Contract
Impact of CAS Contract
Removal of ChosenCon
Other Non-recurring Expenses and PF Adjustments
2024A Adj. EBITDA
Production Services
Licensing & Distribution
Consumer Products and Experiences
SG&A Costs
2025E EBITDA

Commentary

1. Removes non-recurring expenses primarily related to arbitration ($11.1mm) as well as earnings related to Angel Studios Contract ($3.2mm)
2. Removes gain on sale of IP to CAS ($(13.0)mm) and rebases earnings in line with CAS contract ($(13.3)mm)
3. Removes ChosenCon-related expenses as management does not intend to host future events, and any such event would be covered under the CAS contract
4. Adjusts for other one-time and non-recurring items, including App development ($2.1mm) and inventory donation ($8.1mm)
5. Includes EBITDA contribution from *Joseph* & other projects
6. Includes EBITDA contribution from theatrical releases of Last Supper & streaming of *The Chosen, Jonathan and Jesus, Minno* & other projects
7. Includes cost of goods sold from merchandise, marketing, with no planned contribution from experiences in 2025
8. Includes $4.9mm of undistributed marketing costs & $19.1mm of undistributed G&A costs

Source: Company historical financials, PwC, 5&2 Studios projections
Note: [1] Milestone payments from CAS consist of additional payments of $21.25mm for Seasons 5 and 6 in 2024 & 2025, and $42.5mm for Season 7, contingent on delivery

Investment Banking | 24

Investment Banking | 25 DRAFT FOR DISCUSSION PURPOSES ONLY 80.2 87.3 64.3 66.0 67.2 72.0 76.8 67.2 72.0 76.8 66.0 66.0 66.0 66.0 $ 144.5 $ 94.3 $ 67.2 $ 67.2 $ 138.0 $ 76.8 $ 66.0 $ 67.2 $ 138.0 $ 76.8 $ 66.0 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 1.3, The Chosen S6 1.2 The Chosen S7 $ in millions Production Services Revenue Breakdown Source: 5&2 Studios projections Note: Assumes release occurs with initial revenue payments. Joseph Previous Chosen Series The Chosen S7 Noah Moses Moses Moses Generic CoPro 2031 Generic CoPro 2029 The Way S1 The Way S2 Generic CoPro 2033 The Way S3 Generic CoPro 2035 Contracted Series Generic Series Total Releases 2 1 1 1 1 - 1 1 2 1 1 2.4, Joseph (Cont’d)

Investment Banking | 26 DRAFT FOR DISCUSSION PURPOSES ONLY $ in millions Production Services Gross Profit Breakdown Source: 5&2 Studios projections Note: Assumes release occurs with initial revenue payments. Total Releases 2 1 1 1 1 - 1 1 2 1 1 0.2, The Chosen S6 0.2, The Chosen S7 Contracted Series Generic Series 9.5 17.9 4.6 6.0 11.2 12.0 12.8 11.2 12.0 12.8 6.0 6.0 6.0 6.0 $ 14 $ 18 $ 6 $ 11 $ 18 $ 13 $ 6 $ 11 $ 18 $ 13 $ 6 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 Joseph Previous Chosen Series The Chosen S7 Noah Moses Moses Generic CoPro 2031 Generic CoPro 2029 The Way S1 The Way S2 Generic CoPro 2033 The Way S3 Generic CoPro 2035 0.2, Joseph (Cont’d) Moses

Investment Banking DRAFT FOR DISCUSSION PURPOSES ONLY Appendix D: Peers Benchmarking

Broker Perspectives on Sum of the Parts Analysis for Media Conglomerate

DRAFT
FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

Disney


12.0x
8.0x
20.0x
3.5x
ROSENBLATT
WELLS FARGO
Goldman Sachs
BARCLAYS

Analyst	Date	SOTP References	Target Share Price
ROSENBLATT	17-Oct-2025	■ **12.0x 2025E Consumer Products Operating Income** ■ 8.0x Linear Networks F2025E EBITDA ■ 8.0x A&E Networks F2025E EBITDA ■ 14.0x Domestic Parks 2025E EBITDA ■ 4.0x Disney+ 2025E Revenue	$141
WELLS FARGO[1]	06-Oct-2025	■ **8.0x Content, Sales, Licensing & Other (CSLO) EV / EBITDA** ■ 3.0x Linear Networks EV/EBITDA ■ 7.5x Sports EV / EBITDA ■ 10.0x-12.0x Parks, Experiences and Products EV / EBITDA ■ 15x Cruise EV / Operating Income	$159
Goldman Sachs	29-Sep-2025	■ **20.0x Content Sales & Licensing NTM+1Y EBITDA** ■ 4.0x Linear Networks NTM+1Y EBITDA ■ 11.0x Parks and Experiences NTM+1Y EBITDA ■ 15.0x Consumer Products NTM+1Y EBITDA ■ 6.0x Sports NTM+1Y EBITDA ■ 22.0x DTC EV/EBITDA	$152
BARCLAYS	17-Sep-2025	■ **3.5x Content Sales, Licensing, and Other Revenue** ■ 4.0x Linear Networks 2026E EBITDA ■ 2.5x DTC 2026E Revenue ■ 9.0x Experiences 2026E EBITDA ■ 9.0x Sports 2026E EBITDA ■ 5.0x Corporate 2025E EBITDA	$140

COMCAST


13.0x
11.0x
13.0x
WELLS FARGO
ROSENBLATT
Goldman Sachs

Analyst	Date	SOTP References	Target Share Price
ROSENBLATT	17-Oct-2025	■ **13.0x Film 2025E EBITDA** ■ 5.0x Cable & Connect 2025E EBITDA ■ 8.0x Media 2025E EBITDA[4] ■ 8.0x Versant 2025E Adj. EBITDA ■ 13.0x Parks 2025E EBITDA ■ 1.0x Peacock 2025E Revenue ■ 5.0x Corporate & Other 2025E EBITDA	$33
WELLS FARGO[2]	31-Jul-2025	■ **11.0x Studios EV / EBITDA** ■ 8.0x NBC + O&Os + Bravo + Peacock EV / EBITDA ■ 5.5x Resi Internet EV / EBITDA ■ 5.5x International Connectivity EV / EBITDA ■ 4.0x Video EV / EBITDA ■ 3.0x Voice EV / EBITDA ■ 4.0x Advertising & Other EV / EBITDA ■ 6.0x Business Services EV / EBITDA ■ 4.0x SpinCo EV / EBITDA[3] ■ 11.0x Park EV / EBITDA	$31
Goldman Sachs	31-Jul-2025	■ **13.0x Studios NTM+1Y EBITDA** ■ 6.0x Media NTM+1Y EBITDA ■ 5.0x Connectivity & Platforms NTM+1Y EBITDA ■ 12.0x Theme Parks NTM+1Y EBITDA	$40

Source: Wall Street Research as of 11-Nov-2025
Note: [1] Uses blended 50/50 FY26/27 Estimates. [2] Based on 2025/26E EV/EBITDA. [3] Refers to Versant. [4] Excludes valuation of SpinCo & Peacock.

Investment Banking | 28

Investment Banking | 29 DRAFT FOR DISCUSSION PURPOSES ONLY Disclaimer These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the Board of Directors (the "Board") and senior management of 5&2 Studios, Inc. (“5&2 Studios" or the "Company") in connection with its consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. Notwithstanding anything in this Confidential Information to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. The Confidential Information has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department. Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction. Goldman Sachs’ investment banking division maintains regular, ordinary course client service dialogues with clients and potential clients to review events, opportunities, and conditions in particular sectors and industries and, in that connection, Goldman Sachs may make reference to the Company, but Goldman Sachs will not disclose any confidential information received from the Company. The Confidential Information has been prepared based on historical financial information, forecasts and other information obtained by Goldman Sachs from publicly available sources, the management of the Company or other sources (approved for our use by the Company in the case of information from management and non-public information). In preparing the Confidential Information, Goldman Sachs has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and Goldman Sachs does not assume any liability for any such information. Goldman Sachs does not provide accounting, tax, legal or regulatory advice. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Company or any other party to any transaction or any of their respective affiliates and has no obligation to evaluate the solvency of the Company or any other party to any transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters. The analyses contained in the Confidential Information do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. Goldman Sachs’ role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and Goldman Sachs does not assume responsibility if future results are materially different from those forecast. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any transaction or strategic alternative referred to herein as compared to any other transaction or alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of such Confidential Information and Goldman Sachs assumes no responsibility for updating or revising the Confidential Information based on circumstances, developments or events occurring after such date. The Confidential Information does not constitute any opinion, nor does the Confidential Information constitute a recommendation to the Board and senior management, any security holder of the Company or any other person as to how to vote or act with respect to any transaction or any other matter. The Confidential Information, including this disclaimer, are subject to, and governed by, any written agreement between the Company, the Board and/or any committee thereof, on the hand, and Goldman Sachs, on the other hand.